Exhibit 99.1

Suite 280, 625 Second Street
San Francisco, CA 94158
Tel: (415) 813-5079

PRESS RELEASE

Heavy Earth Resources Announces Colombia Acquisition and Provides Operational Update

May 17, 2012 – San Francisco, California: Heavy Earth Resources, Inc. ("Heavy Earth" or the "Company") (OTCBB: HEVI), an oil and gas exploration and production company focused on Central and South America, announces an acquisition of the sole issued share of a Barbados based, solely Colombian focused company. The Company also provides an operational update on its current activities, including a withdrawal and transfer agreement and seismic program.

Colombia Acquisition

Heavy Earth through its subsidiary Deep Core, Inc. has entered into a purchase and sale agreement with Petro Vista Energy Corp. to acquire the sole issued share of Petro Vista Energy Colombia (Barbados) Corp., the operations of which include a working interest in the La Maye E&P Contract located in the Lower Magdalena Valley Basin.

Upon the closing of the acquisition of the sole issued share of Petro Vista Energy Colombia (Barbados) Corp., Heavy Earth through its Colombian-based operating subsidiary DCX SAS, entered into a withdrawal and transfer agreement with Korean-based SK Innovation Co. Ltd and Panamanian-based Petroamerica International Corp. for the SSJN-5 E&P Contract in order to direct efforts towards the Company’s lower risk exploration opportunities. The acquisition and withdrawal agreements were closed on May 15, 2012.

“Taken together, these agreements reflect management’s efforts to further focus our subsidiaries on creating shareholder value by acquiring what we believe will be highly probable and profitable working interest assets in regions with proven petroleum geology fundamentals and production track records,” said Grant Draper, the Company’s Chief Executive Officer.

The La Maye Block consists of approximately 68,302 gross acres and is surrounded by analog production, including the productive Cienaga de Oro and Cicuco formations. The Cienaga de Oro formation is sandstone and the Cicuco formation is reefal limestone over and around granite basement highs. Located updip of the Cicuco & Boquete Fields, La Maye’s geology is shallow water high porosity sandstone.

An exploration well, the Noelia-1 was drilled on the La Maye Block in October of 2009 and is awaiting testing. The Company has identified three additional drilling prospects with multiple additional uphole zones and deeper potential horizons on the La Maye Block .

Colombia Operations Update

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Recording phase of the new 94 km2 3D seismic program to delineate two primary high-value prospects and multiple potential targets not clearly defined by previous 2D surveys in the northern portion of Morichito Block is finished and processing has commenced

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Declaration of Morichito-5 discovery well to be “commercially viable” and commencement of infrastructure development to facilitate the development of production from Morichito-5 discovery well in 1H 2013

About Heavy Earth Resources, Inc.

Heavy Earth Resources, Inc. is an oil and gas exploration, development and production company managed by experienced professionals and focused in under-explored regions and basins with proven petroleum geology fundamentals in Central and South America. The Company’s shares are listed on the OTC Bulletin Board and OTCQB under the symbol “HEVI”.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," or the negative thereof, and other variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially include, but are not limited to, risks associated with drilling and production programs on the Morichito and La Maye Blocks resulting from geological, technical, drilling, seismic and other unforeseen problems; unexpected results of exploration and development drilling and related activities on the Morichito and La Maye Blocks; continued availability of capital and financing to fund exploration and development drilling activities; increases in operating costs; availability of skilled personnel; unpredictable weather conditions; the impact of political and economic instability in Colombia; the ability to obtain required approvals of regulatory authorities in Colombia; senior management’s general inexperience in oil and gas operations in Colombia;  members of senior management not being based in Colombia, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" "reserves," and "resources" among others. U.S. Investors are urged to consider closely the disclosure in our Current Report on Form 8-K filed on May 16, 2012, and other filings available at www.sec.gov or from us at Heavy Earth Resources, Inc., 625 Second Street, Suite 280, San Francisco, California 94158.

For further information, please contact:
Grant W. Draper, President and CEO
Anthony J. Ives, COO and CFO
(415) 813-5079
Email: info@heavyearthresources.com
Website: www. heavyearthresources.com